INVESTOR’S RIGHTS AGREEMENT

This INVESTOR’S RIGHTS AGREEMENT (this “Agreement”) is entered into on this 13th day of June, 2013, by and between Blue Wolf Mongolia Holdings Corp., a British Virgin Islands business company (the “Company”), Li3 Energy, Inc., a Nevada Corporation (“Li3”), and POSCO Canada Ltd., a corporation incorporated under the laws of the Province of British Columbia (the “Investor”).

The Company and the Investor are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Investor had previously entered into an Investor’s Rights Agreement with Li3, dated August 24, 2011, (the “Li3 Agreement”) and is currently the largest shareholder of Li3;

WHEREAS, the Company, Blue Wolf Acquisition Sub, Inc., a Nevada corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Li3 are entering into an Agreement and Plan of Merger (the “Merger Agreement”) whereby Merger Sub will merge with and into Li3, with Li3 continuing as the surviving entity (the “Merger”). In the Merger, Li3 shareholders will receive one (1) ordinary share of the Company (the “Shares”) for every 250 shares of Li3 common stock they own (the “Li3 Shares”);

WHEREAS, the terms and provisions of this Agreement will become effective upon the consummation of the Merger; and

WHEREAS, the entering into of this Agreement is a condition precedent to the closing of the Merger.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:

Article I.
Interpretation

1.1              Definitions. The following terms used in this Agreement shall have the meanings set forth below. Capitalized terms used in this Agreement but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

“Affiliate” means, with respect to any given Person, a Person that Controls, is Controlled by, or is under common Control with the given Person.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day that banks in the United States of America, Canada or the Republic of Korea are required by law or executive order to be closed.

“Company” means Blue Wolf Mongolia Holdings Corp., a British Virgin Islands business company.

“Confidential Information” shall have the meaning set forth in Section 9.1.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 50% of the votes entitled to be cast at shareholders’ meetings of such Person or power to control the composition of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Converted Warrant” shall have the meaning set forth in Section 2.2.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Equity Securities” means any Ordinary Shares and Ordinary Shares Equivalents.

“Exempted Issuances” shall have the meaning set forth in Section 3.1.

“FCPA” means the Foreign Corrupt Practices Act of the United States (15 U.S.C. §§ 78dd-1, et seq.), as amended.

“Form F-4” means Form F-4 promulgated by the SEC under the Securities Act or any successor form or substantially similar form then in effect.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, the Republic of Chile, or any foreign country and their respective local and provincial branches or departments.

“Group Company” means each of the Subsidiaries and any other Person (other than a natural person) currently or hereafter Controlled by the Company (collectively, the “Group Companies”).

“Initial Appointment” shall have the meaning set forth in Section 4.1.

“Investor Director” means the Investor Nominee appointed to the Board of Directors pursuant to the terms of this Agreement.

“Investor Nominee” shall have the meaning set forth in Section 4.1.

“Issuance Notice” shall have the meaning set forth in Section 4.3.

“Issuance Notice Period” shall have the meaning set forth in Section 4.4.

“Li3” means Li3 Energy Inc., a company incorporated and existing under the laws of the State of Nevada.

“Li3 Warrant” shall have the meaning set forth in Section 2.2.

“Merger Agreement” means the Merger Agreement to be entered by and between the Company, Li3 and the Merger Sub.

“Merger Sub” means Blue Wolf Acquisition Sub, Inc., a Nevada corporation and a wholly owned subsidiary of the Company.

“New Securities” shall have the meaning set forth in Section 3.1.

“Ordinary Shares” means the ordinary shares, no par value, of the Company.

“Ordinary Shares Equivalents” means securities exercisable or convertible into Ordinary Shares.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“Preemptive Right” shall have the meaning set forth in Section 3.2.

“Pro Rata Percentage” means a fraction, the numerator of which shall be the total number of shares of the Company’s outstanding Ordinary Shares held by the Investor and the denominator of which shall be the total number of shares of the Company’s outstanding Ordinary Shares held by all holders of Ordinary Shares.

“Proposed Issuance” shall have the meaning set forth in Section 3.3.

“Proposed Recipient” shall have the meaning set forth in Section 3.2.

“Representatives” shall have the meaning set forth in Section 9.1.

“SEC” means the Securities and Exchange Commission of the United States.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the Ordinary Shares Li3 shareholders will receive in exchange for their Li3 Shares pursuant to the Merger Agreement.

“Trading Day” means a day on which a principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” means, collectively, the Merger Agreement, the Support and Lock-Up Agreement, this Investor’s Rights Agreement and any other document or agreement contemplated herein or therein.

1.2              Interpretation.

(a)    Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

(b)   Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa,

(c)    Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)   Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(e)    Law. References to “law” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, securities exchange or other self-regulating body, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment and “lawful” shall be construed accordingly.

(f)    References to Documents. References to this Agreement include the Annexes, which form an integral part hereof. A reference to any Section or Annex is, unless otherwise specified, to such Section of, or Annex to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Annex hereto. A reference to any document (including this Agreement) is to that document as amended from time to time.

(g)   Time. If a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that date.

(h)   Writing. References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

(i)     Language. This Agreement is drawn up in the English language. If this Agreement is translated into any language other than English, the English language version shall be controlling.

Article II.
SHARES AND WARRANTs

2.1              Registration of Shares on Form F-4. As per the terms of the Merger Agreement, the Company shall prepare and file with the SEC a Registration Statement on Form F-4 covering the Shares being issued to the Investor in the Merger. Upon effectiveness of the Registration Statement, the Shares issued to the Investor will be registered with the SEC.

2.2              Warrants. Any warrant to purchase Li3 Shares which the Investor owns immediately prior to the Effective Time (each, a “Li3 Warrant”), shall cease to represent a right to acquire Li3 Shares and shall be converted, at the Effective Time, into a right to acquire Ordinary Shares (a “Converted Warrant”), on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Li3 Warrant or other related agreement or award pursuant to which such Li3 Warrant was granted. The number of shares of Company Ordinary Shares subject to each such Converted Warrant shall be equal to (1) share for every two hundred and fifty (250) shares of Li3 common stock underlying each such Li3 Warrant. Each Converted Warrant shall have an exercise price per share equal to the exercise price per share of Li3 common stock, subject to the Exchange Ratio.

Article III.
Preemptive Right

3.1              General. For purposes of this Section 3, “New Securities” shall mean all Ordinary Shares and Ordinary Shares Equivalents, whether now authorized or not, issued by the Company after the date of this Agreement other than the following issuances (collectively, the “Exempted Issuances”):

(a)    Ordinary Shares issued or issuable pursuant to a share split, share dividend, combination, recapitalization or other similar transactions of the Company in which all Shareholders of the Company are entitled to participate on a pro rata basis;

(b)   any Ordinary Shares issued or issuable upon the exercise of any option, warrant or other convertible or exercisable securities of the Company (i) outstanding as of the date of this Agreement or (ii) issued in an Exempted Issuance;

(c)    securities issued to employees, officers, directors, or consultants of the Company or its Group Companies pursuant to any stock or option plan duly adopted for such purpose by a majority of the non-employee members of the Board or a majority of the members of a committee of non-employee directors thereof;

(d)   securities issued in connection with bona fide strategic transactions entered into by the Company or its Group Companies, whether by merger, consolidation, joint venture, acquisition, sale or purchase of assets, sale, purchase or exchange of stock or otherwise, in each case approved by the Board (and, if and to the extent required by Section 4.3, approved by Investor including by the vote or consent of the Investor Director) where the Board has determined, in good faith, that such transaction is not primarily for the purpose of raising capital;

(e)    securities issued or exchanged in connection with the Merger; or

(f)    securities issued to service providers (such as investor relations firms) or lessors in consideration for bona fide services provided to the Company or its Group Companies in each case that are approved by the Board.

3.2              Preemptive Right. For so long as the Investor owns any issued and outstanding Ordinary Shares, the Company shall not issue New Securities to any Person (the “Proposed Recipient”) unless the Company shall have also offered to the Investor the right (the “Preemptive Right”) to purchase up to that number of Ordinary Shares or Ordinary Shares Equivalents such that the Investor’s Pro Rata Percentage upon the consummation of such new issuance (as calculated to include any Ordinary Shares or Ordinary Shares Equivalents acquired by the Investor pursuant to the exercise of its Preemptive Right) remains equal to its Pro Rata Percentage prior to the issuance of New Securities.

3.3              Notice. Not less than fifteen (15) days before a proposed issuance of New Securities other than in connection with an Exempted Issuance (a “Proposed Issuance”), the Company shall deliver to the Investor written notice (the “Issuance Notice”) of the Proposed Issuance setting forth (a) the number, type and terms of the securities to be issued, (b) the consideration to be received by the Company in connection with the Proposed Issuance and (c) the identity of the Proposed Recipients.

3.4              Exercise of Right. Within thirty (30) days following the receipt of the notice referred to in Section 3.3 (the “Issuance Notice Period”), the Investor may elect to exercise its rights under this Section 3 to purchase New Securities being proposed to be issued to the Proposed Recipient on the same terms and conditions as set forth on the Issuance Notice by giving written notice to the Company specifying the number of securities to be purchased by the Investor. Except as provided in the next sentence, failure by the Investor to give such notice within the Issuance Notice Period shall be deemed a waiver by Investor of its rights under this Section 3 with respect to such Proposed Issuance. If the Investor fails to give the notice required under this Section 3.4 solely because of the Company’s failure to comply with the notice provisions of Section 3.3, then the Company shall not issue securities pursuant to this Section 3 and if any securities are purported to be issued, such issuance of securities shall be void.

3.5              Sales by the Company. For a period of sixty (60) days following the expiration of the Issuance Notice Period, the Company may issue the New Securities with respect to which the Investor’s preemptive right under this Section 3 was not exercised, at a price and upon terms not more favorable to the Proposed Recipient thereof than specified in the Issuance Notice. In the event the Company has not completed the sale of such securities to the Proposed Recipient within such sixty (60) day period, the Company shall not thereafter issue or sell any securities without first again offering such securities to the Investor in the manner provided in this Section 3.

Article IV.
Investor Director

4.1              Appointment of Investor Director.

(a)    Upon the Effective Time of the Merger (as such term is defined in the Merger Agreement), the Company shall appoint (such appointment, the “Initial Appointment”) to the Board SungWon Lee, who has been nominated by the Investor (the “Investor Nominee”). Following the Merger, the Board shall initially consist of no more than seven directors, one of whom shall be the Investor Nominee, which maybe increased or decreased from time-to-time in the future as the Board determines.

(b)   Following the Initial Appointment, for so long as the Investor owns any issued and outstanding Ordinary Shares, the Board of Directors shall take all reasonable action such that the Investor Nominee shall be appointed, nominated and elected to, and serve as a member of, the Board. Without limiting the foregoing: (a) in connection with each annual meeting or special meeting of stockholders at which directors will be elected, the Board shall nominate for election, shall recommend the election of, shall solicit proxies and campaign for the election of and shall otherwise use (and shall cause the Company to use) its best efforts to ensure the election of the Investor Nominee; (b) the Company’s nominating and corporate governance committee, if any, shall recommend to the Board that the Investor Nominee be included in the slate of nominees recommended by the Board to the stockholders for election as directors at each annual and special meeting of stockholders at which directors will be elected; (c) Investor Director shall be appointed to each committee of the Board; and (d) in the event that the Investor Director shall cease to serve as a Director for any reason, the vacancy resulting thereby shall be filled promptly by appointment to the Board of a successor Investor Nominee (it being agreed that if an Investor Director resigns due to his/her failure to receive sufficient votes to be elected, the Board shall fill the vacancy with a different individual designated by the Investor and that if a Investor Nominee is not elected following an election contest, the Board will expand the size of the Board and appoint a different individual designated by the Investor to fill the newly created vacancy) reasonably acceptable to the Company. At each annual meeting of stockholders of the Company, or at any other meeting of the stockholders of the Company, at which the stockholders will consider and act upon a proposal to withhold votes from, remove or replace the Investor Director as a member of the Board or to withhold votes from the election of such Investor Director, the Company and the Directors shall take all reasonable action for the purpose of defeating such effort, including actively soliciting proxies and campaigning in opposition to any such proposal or withhold campaign. The rights herein of the Investor to nominate an Investor Director, and the obligations of the Company, the Board, any committee of the Board and the Investor as provided in this Section 4 with respect to the Investor Director, shall not be affected, limited or modified by any change in the size or classification of the Board.

4.2              Director’s Access. For so long as the Investor owns any issued and outstanding Ordinary Shares, the Investor Director shall be entitled to examine the books and accounts of the Company and shall have free access, at all reasonable times and with prior written notice, to any and all properties and facilities of the Company or any Group Company. The Company shall provide such information relating to the business affairs and financial position of the Company as the Investor Director may require. The Investor Director may provide such information to the Investor.

4.3              Acts of the Company.

(a)    For so long as the Investor owns not less than 5% of the issued and outstanding Ordinary Shares, the Company shall not take any of the following actions or cause any Group Company to take the following actions without the approval of the Investor (which approval may be evidenced by the affirmative vote or consent of the Investor Director), which approval shall not be unreasonably withheld:

(i)                 substantially change the scope of the Company’s business; or

(ii)               amend or waive any non-competition or non-solicitation provision set forth in the employment agreement of the Company’s Chief Executive Officer.

(iii)             adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Group Company;

(iv)             effect a sale of all or substantially all of the Company’s assets, a sale of the Company’s material assets or a sale which results in the Shareholders owning less than a majority of the voting power of the Company’s Ordinary Shares after the transaction other than an equity financing in which the Company is the surviving corporation;

(v)               transfer or license any of the Company’s proprietary technology to a third party; and

(vi)             amend, alter, waive or repeal any provision of the memorandum and articles of association or any other constitutional documents of the Company or any Group Company.

Article V.
Additional Agreements and Covenants

5.1              Additional Agreements and Covenants.

(a)    The Company shall, and shall cause its Group Companies to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Group Companies in accordance with generally accepted accounting principles.

(b)   The Company will promptly deliver to the Investor when available one copy of each annual report on Form 20-F and quarterly report on Form 6-K of the Company, as filed with the SEC (if not available on the SEC’s web site). In the event the Company is not required to, and does not, file an annual report on Form 20-F or quarterly report on Form 6-K, the Company may, in lieu of the requirements of the preceding sentence, deliver, or cause to be delivered, the following to the Investor:

(i)                 as soon as available, but not later than one hundred five (105) days after the end of each fiscal year of the Company (or, if not a Business Day, on the next succeeding Business Day), a copy of the audited consolidated balance sheet of the Company and its Group Companies as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail; and

(ii)               as soon as available, but in any event not later than fifty (50) days after the end of each of the first three fiscal quarters of each fiscal year (or, if not a Business Day, on the next succeeding Business Day), the unaudited consolidated balance sheet of the Company and its Group Companies, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter.

5.2              Compliance. As long as the Investor or transferee thereof holds any Shares:

(a)    (i) the Company shall not and (ii) the Company shall ensure that the Company’s Group Companies and their respective officers, directors, and representatives shall not, make, directly or indirectly, any payment, loan or gift of any money, or anything of value to, or for the use of, any government official (including an official of a government-owned or controlled entity), any political party or official, or any candidate for political office, or any other person where it knows or has reason to know that such payment, loan or gift would be given directly or indirectly to any government official or political party or official candidate, and they shall not take any action or make any payment (including promises to take action or make payments), in each case for the purpose of inducing any of the foregoing persons to do any act to make any decisions in his or its official capacity (including a decision to fail to perform his or its official function) or use his or its influence with a government or instrumentality in order to affect any act or decision of such government or instrumentality in order to assist the Company or the Investor or their respective Group Companies in obtaining or retaining any business or to obtain an unfair competitive advantage or which may cause the Company or the Investor or their respective Group Companies to be in violation of, the FCPA or similar laws and regulations; and

(b)   Each transaction of the Group Companies shall be properly and accurately recorded in all material respects on the books and records of the Group Companies, and each document upon which entries such books and records are based shall be maintained completely and accurately in all material respects. The Group Companies shall at all times maintain a system of internal accounting controls reasonably designed to insure that the Group Companies maintain no off-the-books accounts and the assets of the Group Companies shall be used only in accordance with the Company’s management directives.

Article VI.
Assignments and Transfers; Third Party Beneficiaries

6.1              Assignments and Transfers; Third Party Beneficiaries. This Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of; and be binding upon, their respective successors, permitted assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of the Investor hereunder shall be assignable by the Investor to an Affiliate of the Investor, provided that such transferee agrees in writing to be bound by the terms of this Agreement. This Agreement and the rights and obligations of any Party hereunder shall not otherwise be assigned without the mutual written consent of the other Party.

Article VII.
Effect of Change in Company’s Capital Structure

7.1              Effect of Change in Company’s Capital Structure. With respect to the calculation of Ordinary Shares and Ordinary Shares Equivalents pursuant to this Agreement, appropriate adjustments shall be made to reflect stock dividends, stock splits, reverse stock splits, combinations, reclassifications or similar changes in the capital structure of the Company.

Article VIII.
Further Instruments and Actions

8.1              Further Instruments and Actions. Each of the Parties agrees from time to time to execute and deliver, or cause to be executed and delivered, such further documents and other instruments and to take such further actions as may reasonably be necessary to effectively carry out the intent of this Agreement.

Article IX.
Confidentiality

9.1              General Obligation. Each Party undertakes to the other Party that it shall not reveal, and that it shall instruct its Affiliates and its and their respective directors, observers, equity interest holders, current or prospective partners, members, advisors and bankers, officers, employees, agents, consultants, auditors and professional advisors (collectively, “Representatives”) not to reveal to any third party any Confidential Information without the prior written consent of the other Party, or use any Confidential Information for any purpose other than evaluating transactions and potential transactions between it and the other Party. The term “Confidential Information” as used in this Section 9 means, (a) any information concerning the organization, business, technology, safety records, investment, finance, transactions or affairs of any Party or any Group Company or any of their respective directors, officers or employees (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date of this Agreement) and (b) any other information or materials prepared by a Party or any Group Companies or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information. The Company shall procure that each of the Company and its Representatives, and the Investor shall procure that each of the Investor and its Representatives (including each Investor Director) shall comply with the obligations set forth in this Section 9 as if each were a Party to this Agreement.

9.2              Exceptions. The provisions of Section 9.1 shall not apply to:

(a)    disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of the Representatives in violation of this Agreement;

(b)   disclosure by a Party to a Representative; provided that such Representative (i) is under a similar obligation of confidentiality and non-use or (ii) is otherwise under a binding professional obligation of confidentiality;

(c)    disclosure, after giving prior notice to the other Party to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange on which the shares of a Party or its parent company are listed or by applicable laws or governmental regulations or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; or

(d)   disclosure by an Investor or its Affiliates of Confidential Information to any Person with whom the Investor or its Affiliate intends to enter into or has entered into a contractual relationship with respect to the Company or an Investor’s investment in the Company (provided that such Person has been informed of the confidential nature of the information being disclosed and has agreed to maintain the confidentiality of such information and not to use such information for any purpose other than evaluating such contractual relationship).

9.3              Inside Information. Investor hereby acknowledges and agrees that it is aware, and that it will advise its Representatives who are furnished Confidential Information, that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company.

9.4              Publicity. Except as required by law, by any Governmental Authority, by any relevant stock exchange on which the shares of a Party or its parent company are listed or otherwise agreed by all the Parties, no press release or public announcement concerning the relationship or involvement of the Parties shall be made by any Party without the prior written consent of all the other Parties.

Article X.
Term and Termination

10.1          Effective Date; Termination. This Agreement shall become effective upon the consummation of the Merger and, except as otherwise provided herein, shall continue in effect until the earlier to occur of (a) the date on which the Investor no longer holds any Shares, and (b) any date agreed upon in writing by all of the Parties.

10.2          Consequences of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become null and void and of no further force and effect, except that the Parties shall continue to be bound by the provisions of this Article X and Article IX (Confidentiality), Section 11.1 (Governing Law) and Section 11.4 (No Partnership). Nothing in this Section 10.2 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of such termination.

Article XI.
Miscellaneous

11.1          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action or proceeding to enforce any provision of this Agreement, then the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

11.2          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.3          Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day (as such term is defined in the Securities Purchase Agreement), (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications for each Party shall be as set forth on the signature pages attached hereto or as otherwise modified by such Party pursuant to notice delivered to the other Party in accordance with this Section 15.3.

11.4          No Partnership. The Parties expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Parties do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves, solely by virtue of this Agreement or the other Transaction Documents. To the extent that any Party, by word or action, represents to another Person that any Party is a partner or that the Company is partnership, the Party making such representation shall be liable to the other Party for any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including but not limited to any investigative, legal or other expenses reasonably incurred in connection with, and any amount paid in settlement of, any pending or threatened legal action or proceeding) arising out of or relating to such representation. The provisions of this Section 11.4 shall survive the termination of this Agreement.

11.5          Amendments and Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Investor or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

11.6          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

11.7          Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents and annexes.

11.8          Avoidance of Restrictions. The Parties agree that the transfer restrictions, if any, in this Agreement shall not be capable of being avoided by the holding of Equity Securities indirectly through a company or other entity that can itself be sold in order to dispose of any interest in Equity Securities free of such restrictions.

11.9          No Inconsistent Agreements. None of the Group Companies has entered, as of the date hereof, nor shall any Group Company, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Investor or would otherwise conflict with the provisions hereof.

11.10      Execution and Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

11.11      Remedies. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law. In the event of a breach by the Company or by the Investor of any of their respective obligations under this Agreement, the Investor or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company and the Investor agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall not assert or shall waive the defense that a remedy at law would be adequate.

11.12      WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

BLUE WOLF MONGOLIA HOLDINGS CORP.

By:	/s/ Lee Kraus
Name:	Lee Kraus
Capacity:	Chairman and CEO

Address:

Attention:
Fax:

LI3 ENERGY, INC.

By:	/s/ Luis Saenz
Name:	Luis Saenz
Capacity:	Chairman and CEO

Address:

Attention:
Fax:

INVESTOR:
POSCO CANADA LTD.

By:	/s/ Yong Keun Kim
Name:	Yong Keun Kim
Capacity:	President

Address:	Suite 2350-650W. Georgia Street
Vancouver B.C. V6B 4N9
Canada

Attention:	Yong Gun Kang
Fax:	604-669-5805